Exhibit 4.9

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION, AND THIS NOTE MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OR (2) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, IN EACH CASE IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND THE SECURITIES LAWS OF OTHER JURISDICTIONS, AND IN THE CASE OF A TRANSACTION EXEMPT FROM REGISTRATION, UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT AND SUCH OTHER APPLICABLE LAWS.

ADAMANTIUM CAPITAL, LLC

[ ● ]% Unsecured Notes (Series [ ● ])

No. of [ ● ] Notes (the “Certificate Notes”): [ ● ]
Principal Amount of the Certificated Notes: $[ ● ]
Series: [ ● ]

ADAMANTIUM CAPITAL, LLC, a Delaware limited liability company (the “Company”), for value received, promises to pay to [ ● ] (the “Noteholder”), the principal sum of $[ ● ] on the Maturity Date (as defined herein).

Interest Payment Dates: Monthly payments [occurring]1/[accruing]2 on the tenth (10th) day of each month, or if any such day is not a business day, the next business day, until the Certificated Notes are no longer outstanding.

Interest Distribution: The [Company will pay simple interest to the Noteholder monthly through cash distributions. At the Maturity Date, the Noteholder will receive the principal]1/[Series [ ● ]-1 Notes will earn interest compounded monthly and not pay monthly cash distributions. At maturity, the Company will pay the entirety of accrued interest and principal to the Noteholder]2. The Company shall pay interest on overdue interest, principal and premium, if any, from time to time on demand to the extent lawful at the interest rate applicable to the [Certificated]1 Notes.

Record Dates: The last day of each month.

Maturity Date: The [ ● ] anniversary of the initial date of issuance.

Reference is made to the further provisions of this Certificate contained herein, which will for all purposes have the same effect as if set forth at this place.

IN WITNESS WHEREOF, the Company has caused this Certificate to be signed manually or by facsimile by its duly authorized officer.

Dated: [ ● ]

COMPANY:

ADAMANTIUM CAPITAL, LLC, a Delaware limited liability company

By:
Name:	Lindsey Wilson
Its:	Authorized Signatory

(Reverse of Note)

[ ● ]% Unsecured Notes (Series [ ● ]) due

This Certificate of Note is dated as of , 20 , made by the Company in favor of the Noteholder. Capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Company’s Confidential Private Placement Memorandum for the offering and sale of up to $200,000,000 (as the same may be increased in the Company’s sole discretion) dated September 14, 2023, as the same may be amended or supplemented from time to time (the “Memorandum”) unless otherwise indicated. The following capitalized terms have the meanings ascribed to them herein.

“Bankruptcy Law” shall mean Title 11, U.S. Code, or any similar federal or state law for the relief of debtors.

“Noteholder” shall mean the holder of this Certificate of Note.

“Noteholders” shall mean the holders, collectively, of all Notes issued pursuant to the Memorandum and currently outstanding.

“Notes” shall mean all Notes issued pursuant to the Memorandum and currently outstanding. “Certificated Notes” shall have the meaning ascribed to such term on the front of this Certificate of Note.

“Series [ ● ] Notes” shall mean all Notes identified as [ ● ]% Unsecured Series [ ● ] Notes issued pursuant to the Memorandum and currently outstanding.

“Significant Subsidiary” shall mean any direct or indirect Subsidiary of the Company having $75,000,000 or more of assets as of the most recently ended calendar month, as determined by the Company.

“Subsidiary” means, with respect to any person, (I) any corporation at least a majority of whose outstanding voting stock shall at the time be owned, directly or indirectly, by such person or by one or more of its Subsidiaries or by such person and one or more of its Subsidiaries, (ii) any general partnership, limited liability company, joint venture or similar entity, at least a majority of whose outstanding partnership or similar interests shall at the time be owned by such person, or by one or more of its Subsidiaries, or by such person and one or more of its Subsidiaries and (iii) any limited partnership of which such person or any of its Subsidiaries is a general partner.

SECTION 1. Interest. [The Company promises to pay interest on the principal amount of the Certificated Notes at]1/[In accordance with the second paragraph of this Section 1, interest on the principal amount of the [ ● ]-1 Notes represented by this certificate shall accrue and compound at a rate of]2 [ ● ]% per annum from the date of issuance, up to but not including the last day of the [ ● ] anniversary of the [initial]1 issuance date (the “Maturity Date”).

[For all Series [ ● ] Notes, the Company will pay interest due on the Series [ ● ] Notes in equal monthly installments on the Interest Payment Dates, or if any such day is not a business day, the next business day]1/[The Series [ ● ]-1 Notes will earn interest compounded monthly and not pay monthly cash distributions. At maturity, the Company will pay the entirety of accrued interest and principal to the Noteholder]2. The Company shall pay interest on overdue [interest,]1 principal and premium, if any, from time to time on demand to the extent lawful at the interest rate applicable to the [ ● ] Notes.

SECTION 2. Method of Payment. The Company will pay [interest on the Series [ ● ] Notes to the Persons who are Noteholders of Series [ ● ] Notes at the close of the Record Date, even if such Series [ ● ] Notes are canceled after such Record Date and on or before such Interest Payment Date]1/[the principal and interest on the Series [ ● ]-1 Notes to the Persons who are Noteholders at the close of the Maturity Date]2. The [ ● ] Notes will be issued in denominations of $1,000 and integral multiples of $1,000 in excess thereof. The Company shall pay principal, premium, if any, and interest on the [ ● ] Notes in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts (“U.S. Legal Tender”). Principal, premium, if any, and interest on the Notes will be payable at the office or agency of the Company maintained for such purpose except that, at the option of the Company, the payment of interest may be made by check mailed to the Noteholders at their respective addresses set forth in the [Noteholder List]1/[Note Register]2. Until otherwise designated by the Company, the Company’s office or agency will be the Company’s principal place of business.

SECTION 3. Prepayment of Securities.

(a) If the Company elects to prepay Certificated Notes pursuant to this Section 3, it shall notify the Noteholder of the prepayment date, the prepayment price and the principal amount of Certificated Notes to be prepaid provided, however, that the Company does not have the right to prepay all or a portion of the Certificated Notes if an Event of Default has occurred and is continuing unless, during the continuance of such Event of Default, the prepayment is proportionate to the aggregate principal outstanding of all Notes as of the date of prepayment.

(b) In case the Company shall desire to exercise any right to prepay all or, as the case may be, a portion of the Certificated Notes in accordance with any right reserved so to do, the Company shall, give notice of such prepayment to the Noteholder, either by mail or electronic transmission, not less than 5 and not more than 90 days before the date fixed for prepayment. Any notice that is delivered in the manner herein provided shall be conclusively presumed to have been duly given, whether or not the registered holder receives the notice.

SECTION 5. Waiver. Any existing Default or Event of Default (as each is defined herein) or compliance with any provision may be waived with the consent of a Noteholder Majority. The Noteholder Majority may on behalf of the holders of all of the Notes waive any past or existing Default and its consequences. Upon any such waiver, the Default or Event of Default covered thereby shall be deemed to be cured for all purposes of this Note, and the Company and Noteholders shall be restored to their former positions and rights hereunder, respectively; but no such waiver shall extend to any subsequent or other default or impair any right consequent thereon.

SECTION 6. Events of Default.

(a) Whenever used herein, “Default” means any event, act or condition that with notice or lapse of time, or both, would constitute an Event of Default. “Event of Default” means any one or more of the following events that has occurred and is continuing (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(1) the Company defaults in the payment of any installment of interest, upon any of the Notes as and when the same shall become due and payable, and continuance of such default for a period of 60 days; provided, however, that a valid extension of an interest payment period consented to by the holders of a majority of the Notes then outstanding (the “Noteholder Majority”) shall not constitute a default in the payment of interest for this purpose;

(2) the Company defaults in the payment of the principal of (or premium, if any, on) any of the Notes as and when the same shall become due and payable, and continuance of such default for a period of 60 days, whether at maturity, upon redemption, by declaration or otherwise; provided, however, that a valid extension of the maturity of such Notes consented to by the Noteholder Majority shall not constitute a default in the payment of principal or premium, if any;

(3) the Company fails to observe or perform any other of its covenants or agreements contained in this Note for a period of 120 days after the date on which written notice of such failure, requiring the same to be remedied and stating that such notice is a “Notice of Default” hereunder, shall have been given to the Company by the Noteholder Majority, by registered or certified mail;

(4) the Company pursuant to or within the meaning of any Bankruptcy Law

(i)	commences a voluntary case,

(ii)	consents to the entry of an order for relief against it in an involuntary case,

(iii)	consents to the appointment of a custodian of it or for all or substantially all of its property, or

(iv)	makes a general assignment for the benefit of its creditors;

(5) a court of competent jurisdiction enters an order under any Bankruptcy Law that

(i)	is for relief against the Company in an involuntary case,

(ii)	appoints a Custodian of the Company or for all or substantially all of its property, or

(iii)	orders the liquidation of the Company, and the orders remain unstayed and in effect for 90 days; or

(6) entry by any court having jurisdiction over the Company of a final and non-appealable judgment or order for the payment of money in excess of $75,000,000.00 (before the application of any pre-judgment interest), singly or in the aggregate, and including all such final judgments or orders against any Significant Subsidiary.

(b) In each and every such case, unless the principal of all the Notes shall have already become due and payable, the Noteholder Majority, by notice in writing to the Company, may declare the principal of (and premium, if any, on) and accrued and unpaid interest, on all the Notes to be due and payable immediately, and subject to Section 11 hereof, upon any such declaration the same shall become and shall be immediately due and payable.

(c) At any time after the principal of the Notes shall have been so declared due and payable, and before any judgment or decree for the payment of the moneys due shall have been obtained or entered as hereinafter provided, the Noteholder Majority, by written notice to the Company, may rescind and annul such declaration and its consequences if:

(1) the Company has paid or deposited with an agent designated by the Noteholder Majority a sum sufficient to pay all matured installments of interest upon all the Notes and the principal of (and premium, if any, on) any and all Notes that shall have become due otherwise than by acceleration (with interest upon such principal and premium, if any, and, to the extent that such payment is enforceable under applicable law, upon overdue installments of interest, at the rate per annum expressed in the Notes to the date of such payment or deposit), and

(2) any and all Events of Default, other than the nonpayment of principal on Notes that shall not have become due by their terms, shall have been remedied or waived as provided in Section 5. No such rescission and annulment shall extend to or shall affect any subsequent default or impair any right consequent thereon.

(d) In case the Noteholder Majority shall have proceeded to enforce any right with respect to Notes and such proceedings shall have been discontinued or abandoned because of such rescission or annulment or for any other reason or shall have been determined adverse to the Noteholder Majority, then and in every such case, subject to any determination in such proceedings, the Company and the Noteholder Majority shall be restored respectively to their former positions and rights hereunder, and all rights, remedies and powers of the Company and the Noteholder Majority shall continue as though no such proceedings had been taken.

(e) If an Event of Default occurs and is continuing, the Noteholder Majority may declare the principal of, premium, if any, and accrued interest on the Notes to be due and payable immediately in accordance with the provisions of Section 11. If an Event of Default occurs and is continuing, the Notes will continue to accrue interest at the applicable rate for the Notes. Holders of Notes may not enforce the Notes except as provided herein.

SECTION 7. Remedies of the Noteholders.

(a) The Company covenants that

(1) in case it shall default in the payment of any installment of interest on any of the Notes, as and when the same shall have become due and payable, and such default shall have continued for a period of 60 days, or

(2) in case it shall default in the payment of the principal of (or premium, if any, on) any of the Notes when the same shall have become due and payable, whether upon maturity or upon redemption, and such default shall have continued for a period of 60 days, then, upon demand of the Noteholder Majority, the Company will pay to the Noteholders the whole amount that then shall have been become due and payable on all such Notes for principal (and premium, if any) or interest, or both, as the case may be, with interest upon the overdue principal (and premium, if any) and (to the extent that payment of such interest is enforceable under applicable law) upon overdue installments of interest at the rate per annum expressed in the Notes; and, in addition thereto, such further amount as shall be sufficient to cover the costs and expenses of collection.

(b) If the Company shall fail to pay such amounts forthwith upon such demand, the Noteholder Majority shall be entitled and empowered to institute any action or proceedings at law or in equity for the collection of the sums so due and unpaid, and may prosecute any such action or proceeding to judgment or final decree, and may enforce any such judgment or final decree against the Company or other obligor upon the Notes and collect the moneys adjudged or decreed to be payable in the manner provided by law out of the property of the Company or other obligor upon the Notes, wherever situated. In addition to any action or proceeding at law or in equity, the Noteholder Majority shall have the right to cause the Company to cause the sale of all properties then held by the Company or its Subsidiaries and may collect the moneys received from such sales, following the payment of any fees, costs or expenses of such sales.

(c) In case of any receivership, insolvency, liquidation, bankruptcy, reorganization, readjustment, arrangement, composition or judicial proceedings affecting the Company, or its creditors or property, the Noteholder Majority shall have power to intervene in such proceedings and take any action therein that may be permitted by the court and shall (except as may be otherwise provided by law) be entitled to file such proofs of claim and other papers and documents as may be necessary or advisable in order to have the claims of the Noteholders allowed for the entire amount due and payable by the Company at the date of institution of such proceedings and for any additional amount that may become due and payable by the Company after such date, and to collect and receive any moneys or other property payable or deliverable on any such claim and to distribute the same.

(d) All rights of action and of asserting claims under any of the terms established with respect to the Notes may be enforced by the Noteholder Majority, or the production thereof at any trial or other proceeding relative thereto, and any recovery of judgment from any such suit or proceeding instituted by the Noteholder Majority shall be for the ratable benefit of the Noteholders. In case of an Event of Default hereunder, the Noteholder Majority may in its discretion protect and enforce the rights vested in it by this Note by such appropriate judicial proceedings as the Noteholder Majority shall deem most effectual to protect and enforce any of such rights, either at law or in equity or in bankruptcy or otherwise, whether for the specific enforcement of any covenant or agreement contained in the Note or in aid of the exercise of any power granted in this Note, or to enforce any other legal or equitable right vested in the Noteholder Majority by the Note or by law.

(e) Any moneys collected by the Noteholder Majority pursuant to this Section shall be applied in the following order, at the date or dates fixed by the Noteholder Majority: (i) first, to the payment of costs and expenses of collection; (ii) second, to the payment of the amounts then due and unpaid upon Notes of for principal (and premium, if any) and interest, in respect of which or for the benefit of which such money has been collected, ratably, without preference or priority of any kind, according to the amounts due and payable on such Notes for principal (and premium, if any) and interest, respectively; and (iii) third, upon written direction of the Company, to the payment of the remainder, if any, to the Company or any other Person lawfully entitled thereto as directed by the Company.

(f) No holder of any Note shall have any right by virtue or by availing of any provision of this Note to institute any suit, action or proceeding in equity or at law upon or under or with respect to this Note or for the appointment of a receiver or trustee, or for any other remedy hereunder, unless

(1) such holder previously shall have given to the Noteholder Majority written notice of an Event of Default and of the continuance thereof specifying such Event of Default, as hereinbefore provided;

(2) such holder or holders shall have offered to the Noteholder Majority such reasonable indemnity as it may require against the costs, expenses and liabilities to be incurred therein or thereby;

(3) the Noteholder Majority for 60 days after its receipt of such notice, request and offer of indemnity, shall have failed to institute any such action, suit or proceeding; and

(4) notwithstanding anything contained herein to the contrary, the right of any holder of any Note to receive payment of the principal of (and premium, if any) and interest, on such Note, as therein provided, on the respective due dates expressed in such Note (or in the case of redemption, on the redemption date), or to institute suit for the enforcement of any such payment on or after such respective dates or redemption date, shall not be impaired or affected without the consent of such holder, except in the case of an Event of Default as described in Section 6, and by accepting a Note hereunder it is expressly understood, intended and covenanted by the taker and holder of every Note with every other such taker and holder, that no one or more holders shall have any right in any manner whatsoever by virtue or by availing of any provision of this Note to affect, disturb or prejudice the rights of the holders of any other of such Notes, or to obtain or seek to obtain priority over or preference to any other such holder, or to enforce any right under this Note, except in the manner herein provided and for the equal, ratable and common benefit of all holders of Notes. For the protection and enforcement of the provisions of this Section, each and every Noteholder shall be entitled to such relief as can be given either at law or in equity.

(g) All powers and remedies given by this Section to the Noteholders shall, to the extent permitted by law, be deemed cumulative and not exclusive of any other powers and remedies available to the Noteholders, by judicial proceedings, or otherwise, to enforce the performance or observance of the covenants and agreements established with respect to such Notes.

(h) No delay or omission of the Noteholders to exercise any right or power accruing upon any Event of Default occurring and continuing as aforesaid shall impair any such right or power, or shall be construed to be a waiver of any such default or on acquiescence therein; and, subject to the provisions of Section 7(f), every power and remedy given by this Section or by law to the Noteholders may be exercised from time to time, and as often as shall be deemed expedient, by the Noteholders.

SECTION 8. Concerning the Noteholders.

(a) Evidence of Action by Noteholders. Whenever in this Note it is provided that the Noteholder Majority may take any action (including the making of any demand or request, the giving of any notice, consent or waiver or the taking of any other action), the fact that at the time of taking any such action the holders of such majority or specified percentage have joined therein may be evidenced by any instrument or any number of instruments of similar tenor executed by such holders in Person or by agent or proxy appointed in writing. If the Company shall solicit from the Noteholders any request, demand, authorization, direction, notice, consent, waiver or other action, the Company may, at its option, as evidenced by a Manager’s Certificate, fix in advance a record date for the determination of Noteholders entitled to give such request, demand, authorization, direction, notice, consent, waiver or other action, but the Company shall have no obligation to do so. If such a record date is fixed, such request, demand, authorization, direction, notice, consent, waiver or other action may be given before or after the record date, but only the Noteholders of record at the close of business on the record date shall be deemed to be Noteholders for the purposes of determining whether Noteholders of the requisite proportion of Notes outstanding have authorized or agreed or consented to such request, demand, authorization, direction, notice, consent, waiver or other action, and for that purpose the Notes outstanding shall be computed as of the record date; provided, however, that no such authorization, agreement or consent by such Noteholders on the record date shall be deemed effective unless it shall become effective pursuant to the provisions of this Note not later than six months after the record date.

(b) Proof of Execution by Noteholders. Proof of the execution of any instrument by a Noteholder (such proof will not require notarization) or his agent or proxy and proof of the holding by any Person of any of the Notes shall be sufficient if made in the following manner: the fact and date of the execution by any such Person of any instrument may be proved in any reasonable manner acceptable to the Noteholder Majority. The Noteholder Majority may require such additional proof of any matter referred to in this Section as it shall deem necessary.

(c) Actions Binding on Future Noteholders. At any time prior to (but not after) the evidencing to the Noteholder Majority, as provided in Section 8(a), of the taking of any action by the holders of the majority or percentage in aggregate principal amount of the Notes specified in this Note in connection with such action, any holder of a Note that is shown by the evidence to be included in the Notes the holders of which have consented to such action may, by filing written notice with the Noteholder Majority, and upon proof of holding, revoke such action so far as concerns such Note. Except as aforesaid any such action taken by the holder of any Note shall be conclusive and binding upon such holder and upon all future holders and owners of such Note, and of any Note issued in exchange therefor, on registration of transfer thereof or in place thereof, irrespective of whether or not any notation in regard thereto is made upon such Note. Any action taken by the holders of the majority or percentage in aggregate principal amount of the Notes specified in the terms of this Note in connection with such action shall be conclusively binding upon the Company and Noteholders.

SECTION 9. Noteholder Lists and Reports by the Company.

(a) Noteholder List. The Company shall preserve, in as current a form as is reasonably practicable, a list of the names and addresses (including electronic addresses) of the Noteholders (the “Noteholder List”). The Noteholder shall update the Company upon any change of its address information (including without limitation its electronic address). A Noteholder may only request access to such Noteholder list upon the occurrence of a Default as defined in Section 6. If a Noteholder wishes to communicate with other Noteholders after a Default has occurred, the Noteholder must first send the proposed communication to the Company to transmit to the other Noteholders, in any manner of the Company’s choice. If the Company does not transmit the proposed communication to the other Noteholders within 30 days of receipt, then the Noteholder may request access to the Noteholder List, which shall not be withheld; provided, that such Noteholder List shall be used solely for purposes of communication regarding the then current Default under the Notes, if any, and upon any waiver or cure of such Default, the Noteholder shall return all copies of the Noteholder List to the Company immediately, or destroy the same.

(b) Reports. The Company will provide Noteholders annual tax reports within 90 days of the end of our fiscal year and unaudited annual financial reports within 120 days of the end of our fiscal year. Reports may be distributed or made available to Noteholders electronically.

SECTION 10. No Recourse Against Others. No recourse for the payment of the principal of, premium, if any, or interest on any of the Notes or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Company in any of the Notes or because of the creation of any indebtedness represented thereby, shall be had against any incorporator, stockholder, member, manager, officer, director, employee or controlling person of the Company or of any successor Person thereof. Each Noteholder, by accepting the Notes, waives and releases all such liability. Such waiver and release are part of the consideration for issuance of the Notes.

SECTION 11. Subordination.

(a) Agreement to Subordinate. The indebtedness evidenced by the Notes including the principal amount thereof shall be unsecured, and is hereby made, subordinate and subject in right of payment, to the extent and in the manner hereinafter set forth in this Section, to the prior payment in full of all Senior Indebtedness of the Company, whether now outstanding or hereafter incurred. Each Noteholder, by the acceptance thereof, agrees to and shall be bound by the provisions of this Section.

(b) Distribution on Dissolution, etc. Upon any distribution of the assets of the Company upon any dissolution or winding-up or total liquidation of the Company (whether in bankruptcy, insolvency or receivership proceedings or upon an assignment for the benefit of creditors of the Company or otherwise):

(1) all indebtedness for Senior Indebtedness shall first be paid in full, or provision made for such payment, before any payment is made on account of the principal amount or interest accrued on the indebtedness evidenced in any of the Notes;

(2) any payment or distribution of assets of the Company, whether in cash, property or securities, to which Noteholders would be entitled except for the provisions of this Section, shall be paid or delivered by the trustee in bankruptcy, receiver, assignee for benefit of creditors or other liquidating agent making such payment or distribution, directly to the holders of Senior Indebtedness or their representative or representatives, to the extent necessary to pay all Senior Indebtedness in full after giving effect to any concurrent payment or distribution, or provision therefor, to the holders of such Senior Indebtedness;

(3) in the event that, notwithstanding the foregoing, any payment or distribution of assets of the Company, whether in cash, property or securities, shall be received by Noteholders before all Senior Indebtedness is paid in full or provision made for its payment, such payments or distribution shall be held in trust for the benefit of, and shall be paid over or delivered to the holders of such Senior Indebtedness or their representative or representatives, for application to the payment of all Senior Indebtedness remaining unpaid, to the extent necessary to pay all such Senior Indebtedness after giving effect to any concurrent payment or distribution, or provision therefor, to the holders of such Senior Indebtedness; and

(4) any payments or distributions paid over to the holders of the Senior Indebtedness pursuant to this Section and not applied in reduction of the amounts owing to Noteholders shall be deemed not to have discharged any of the obligations of the Company hereunder (and, to the extent that by operation of applicable law they are treated as doing so, the Company hereby agrees to indemnify the Noteholder on demand from and against any loss suffered or incurred by it in consequence thereof.

Upon any payment or distribution of assets of the Company referred to in this Section, the Noteholders shall be entitled to rely upon a certificate of the trustee in bankruptcy, receiver, assignee for benefit of creditors or other liquidating agent making such payment for the purpose of ascertaining the persons entitled to participate in such distribution, the holders of the Senior Indebtedness and other indebtedness of the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Section.

(c) Subrogation of Notes. Subject to the payment in full of all Senior Indebtedness, to the extent that the Company has made payment or distribution of assets to holders of Senior Indebtedness pursuant to Section 11(b) or (d) hereof, the Noteholder shall be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions of assets of the Company made on the Senior Indebtedness, until the principal and interest on the Note shall be paid in full and no such payments or distributions to the holder of cash, property or securities which otherwise would be payable or distributable to the holders of Senior Indebtedness shall, as between the Company, its creditors other than the holders of Senior Indebtedness, and the Noteholders be deemed to be a payment by the Company to or on account of the Senior Indebtedness, it being understood that the provisions of this Section are and are intended solely for the purpose of defining the relative rights of the Noteholders on the one hand, and the holders of Senior Indebtedness, on the other hand. Nothing contained in this Section 11 or elsewhere in this Note is intended to or shall impair, as between the Company and its creditors (other than the holders of Senior Indebtedness and the Noteholders) the obligation of the Company, which is unconditional and absolute, to pay to the Noteholders the principal of the Notes and the interest accrued thereon, as and when the same shall become due and payable in accordance with its terms, or affect the relative rights of the Noteholders and creditors of the Company other than the holders of the Senior Indebtedness, nor shall anything herein or therein prevent the holder from exercising all remedies otherwise permitted by applicable law upon default under this Note subject to the rights, if any, under this Section of the holders of Senior Indebtedness in respect of cash, property or securities of the Company received upon the exercise of any such remedy.

(d) No Payment if Senior Indebtedness in Default. Upon demand for payment being made on the Senior Indebtedness or upon maturity of any Senior Indebtedness by lapse of time, acceleration or otherwise, then all principal and premium, if any, and interest and related fees and expenses associated with all such Senior Indebtedness shall first be paid in full, or shall first have been duly provided for, before any payment on account of principal of the Note or any interest accrued thereon is made unless and until such default shall have been cured or waived or shall cease to exist. In the case of default with respect to any Senior Indebtedness permitting the holders thereof to accelerate maturity thereof or demand payment thereof or in the case of any default in making payment on demand of any Senior Indebtedness which is payable on demand, then unless and until such default shall have been cured or waived or shall cease to exist:

(1) no payment or distribution of assets of the Company (whether in cash, property or securities) shall be made by the Company with respect to the principal of the Notes or any interest accrued thereon after the happening and during the continuance of such a default;

(2) any payment or distribution of assets of the Company, (whether in cash, property or securities) to which the Noteholders would be entitled except for the provisions of this Section, shall be paid or delivered directly to the holders of such Senior Indebtedness or their representative or, to the extent necessary to pay all Senior Indebtedness which is the subject of default in full after giving effect to any concurrent payment or distribution, or provision therefor, to the holders of such Senior Indebtedness;

(3) in the event that, notwithstanding the foregoing, any payment or distribution of assets of the Company, whether in cash, property or securities, shall be received by the Noteholders before all Senior Indebtedness is paid in full or provision made for its payment, such payment or distribution shall be held in trust for the benefit of, and shall be paid over or delivered to the holders of such Senior Indebtedness or their representative or representatives or to the trustee or trustees under any indenture pursuant to which any instruments evidencing any of such Senior Indebtedness may have been issued, for application to the payment of all Senior Indebtedness remaining unpaid, to the extent necessary to pay all such Senior Indebtedness after giving effect to any concurrent payment or distribution, or provision therefor, to the holders of such Senior Indebtedness; and

(4) any payments or distributions paid over to the holders of the Senior Indebtedness pursuant to this Section and not applied in reduction of the amounts owing to the Noteholders shall be deemed not to have discharged any of the obligations of the Company hereunder (and, to the extent that by operation of applicable law they are treated as doing so, the Company hereby agrees to indemnify the Noteholders on demand from and against any loss suffered or incurred by them it consequence thereof).

Upon any payment or distribution of assets of the Company referred to in this Section, the Noteholders shall be entitled to rely upon a certificate of the trustee in bankruptcy, receiver, assignee for benefit of creditors or other liquidating agent making such payment or distribution, delivered to the Noteholders, for the purpose of ascertaining the persons entitled to participate in such distribution, the holders of the Senior Indebtedness and other indebtedness of the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Section.

(e) Standstill. As long as any Senior Indebtedness remains outstanding, the Noteholder Majority shall not, without prior written consent of the holder of the Senior Indebtedness:

(1) exercise or seek to exercise any right or remedy with respect to an Event of Default including any collection or enforcement right or remedy; or

(2) institute any action or proceeding against the Company or any of its assets including without limitation any possession, sale or foreclosure action or proceeding; or

(3) contest, protest or object to any enforcement proceeding or other action commenced under the Senior Indebtedness.

for a period of 180 days after delivery of notice of an Event of Default to the holder of the Senior Indebtedness (the “Standstill Period”). The Noteholder Majority shall only be permitted to commence such enforcement proceedings upon the receipt of written consent from the holder of the Senior Indebtedness or upon the following of the expiration of the Standstill Period.

(f) Rights of Noteholder Reserved. Nothing contained in this Section or elsewhere in this Note is intended to or shall impair, as between the Company and the Noteholders, the obligation of the Company, which is absolute and unconditional, to pay to the holder of the Note the principal amount of the Note and interest accrued thereon as and when the same shall become due and payable in accordance with its terms, nor shall anything herein prevent the Noteholders from exercising all remedies otherwise permitted by applicable law upon default, subject to the rights, if any, under this Section of the holders of Senior Indebtedness in respect of cash, property or securities of the Company received upon the exercise of any such remedy.

Nothing contained in this Section or elsewhere in this Note shall affect the obligation of the Company to make, or prevent the Company from making, at any time payment of principal of the Note, except (i) during the pendency of any dissolution, winding-up or liquidation of the Company or reorganization proceedings specified in Section 11(b) hereof affecting the affairs of the Company and (ii) if it is in default with respect to any Senior Indebtedness or if such payment would result in a default under any Senior Indebtedness.

(g) Subrogation Not to be Impaired. No right of any present or future holder of any Senior Indebtedness to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Company or by any act or failure to act, in good faith, by any such holder, or by any non-compliance by the Company with the terms, provisions and covenants of this Note, regardless of any knowledge thereof which any such holder may have or be otherwise charged with.

(h) For the purposes of this Section, “Senior Indebtedness” shall mean: (1) the Sponsor’s secured indebtedness, including, but not limited to, the indebtedness outstanding under the Commercial Credit Agreement by and among Amarillo National Bank, a national association (“ANB”), Phoenix Capital Group Holdings, LLC and Phoenix Operating LLC, as borrower(s), and (2) any other current or future indebtedness of the Company that the Company agrees, in its sole discretion, is expressly superior in rank to the Notes.

SECTION 12. Successor Entity. Nothing contained in this Note shall deny any consolidation or merger of the Company with or into any other Person (whether or not affiliated with the Company) or successive consolidations or mergers in which the Company or its successor or successors shall be a party or parties, or shall deny any sale, conveyance, transfer or other disposition of the property of the Company or its successor or successors as an entirety, or substantially as an entirety, to any other Person (whether or not affiliated with the Company or its successor or successors) authorized to acquire and operate the same so long as no event of default shall have occurred and be continuing, and the successor entity or Person is:

•	is organized and existing under the laws of the United States of America or any United States, or U.S. state or the District of Columbia; and

•	assumes all of our obligations to perform and observe all of our obligations under the Notes.

SECTION 13. Miscellaneous Provisions.

(a) Governing Law. This Note shall be governed by, and construed in accordance with, the laws of the State of Delaware.

(b) Effect on Successors and Assigns. All the covenants, stipulations, promises and agreements in this Note contained by or on behalf of the Company shall bind its successors and assigns, whether so expressed or not.

(c) Acts by Successor. Any act or proceeding by any provision of this Note authorized or required to be done or performed by any board, committee or officer of the Company shall and may be done and performed with like force and effect by the corresponding board, committee or officer of any corporation that shall at the time be the lawful successor of the Company.

(d) Notices.

(1) Except as otherwise expressly provided herein any notice or demand that by any provision of any of the Notes is required or permitted to be given or served by the Noteholders to or on the Company may be given or served by being deposited first class postage prepaid in a post-office letterbox 18575 Jamboree Road, Suite 830, Irvine, CA 92612 attn. Manager.

(2) Any notice or demand that is required or permitted to be given or served by the Company to or on the Noteholder or the Noteholders by any provision of any of the Notes may be given or served to the Noteholder or Noteholders at the address of the Noteholder(s) set forth in the Noteholder List by being deposited first class postage prepaid in a post-office letterbox, by being transmitted via electronic mail, or by being transmitted via facsimile.

(e) Treatment of Notes as Debt. It is intended that the Notes will be treated as indebtedness and not as equity for federal income tax purposes. The provisions of this Note shall be interpreted to further this intention.

(f) Amendment. The provisions of the Notes, or any series thereof, may be amended in any particular manner with the affirmative written consent of a Noteholder Majority; provided, however, that no such amendment may be adopted which decreases the percentage of owners of Notes required to approve any amendment.